Exhibit 10.2

EVP, COO Term Sheet

Between Tarun Manroa (“Executive”) and Glatfelter Corporation (the “Company”)

The following Term Sheet, dated April 10, 2024, sets forth the key terms and conditions of proposed employment between Executive and the Company to be entered into in connection with the consummation of the transactions contemplated by the Separation and Distribution Agreement, dated February 6, 2024, by and among Berry Global Group, Inc. (“Remainco”), Treasure Holdco, Inc. (“Newco”) and the Company and the RMT Transaction Agreement, dated February 6, 2024 by and among Remainco, Newco, the Company, Treasure Merger Sub I, Inc. and Treasure Merger Sub II, LLC (such transactions, collectively, “Treasure”). Between the date of this non- binding Term Sheet and the closing of Treasure, the parties agree to work in good faith to negotiate final documents and terms mutually agreeable to the parties, which includes general plans or arrangements that will be adopted by the board of directors of Newco (the “Board”) or its compensation committee, not all of which are specific to the Executive. Final terms, plans and arrangements are subject to approval of the compensation committee of Newco. For the avoidance of doubt, this Term Sheet will terminate and be void and of no force and effect if the closing of Treasure does not occur and/or if Executive is not employed and in good standing in Executive’s current role at Remainco immediately prior to the closing of Treasure.

Provision	Proposal
Effective Date	•	Employment to commence on closing of Treasure
Title; Duties; Reporting	• • • •

Executive Vice President and Chief Operating Officer (“COO”) of Newco

Reports to Curtis L. Begle (Chief Executive Officer of Newco)

This role has such duties and responsibilities customary to such position

Prior to the closing of Treasure, Executive will assist the Company and Remainco on transition issues for no additional compensation

Base Salary	•	$550,000
2025 Annual Cash Bonus (“Bonus”)	• • • •

Target = $412,500 (75% of Base Salary)

Payout opportunity to range from 0% to 200% of Executive’s Bonus based on Newco and/or Executive’s performance

Design and structure of Bonus to be aligned with executive program pending approval Board

Executive will not be eligible for any 2024 bonus from the Company and/or Newco

Long-Term Incentive (“LTI”) (Annual Grant)	• • • •

Target = $900,000 (LTI vehicles and mix to be determined)

LTI design and award structure to be aligned with executive program and include some combination of the following award types depending on share usage and Board approval: performance shares, time-based RSUs, and/or stock options/SARs

Payout opportunity for performance-based awards to range from 0% to 200% based on Newco and/or Executive’s performance

Executive will receive replacement value from Newco to the extent retirement treatment is not received with respect to Executive’s historical Remainco LTI grants

Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone +1-866-744-7380 · Fax +1-704-885-2429 www.glatfelter.com

Provision	Proposal
Employee and Executive Benefits	•	Executive shall be entitled to participate in employee benefit plans generally made available to senior executives of Newco, subject to the terms of such plans
Reimbursement of Business Expenses	•	Executive will be reimbursed for all reasonable business expenses incurred by Executive in performance of his duties, provided Executive provides all necessary documentation in accordance with Newco policies
Vacation	•	Executive shall be entitled to five (5) weeks per annum of paid vacation, which will be taken in accordance with Newco policies
Perquisites	•	The Company provides limited perquisites. Similar to other executive officers, the Executive shall be eligible to receive a company-paid executive physical and executive long- term disability coverage
Stock Ownership Guideline (“SOGs”)	•	Will be subject to SOGs as determined by the Board from time-to-time
Change-in- Control (“CIC”) and Non-CIC Severance	• • • •

With Good Reason or other than for Cause:

-     General Severance:1x Base Salary + Target Bonus

-     CIC Severance: If within 2 years following a CIC, 2x (Base Salary + Target Bonus)

-     In both cases paid out over the following 24 months in accordance with normal payroll practices

-     Severance would also include any earned but unpaid prior year Bonus

-     Cause definition to be finalized pending a full CIC review and assessment

Prorated Bonus for year of termination will be based on Target performance and period worked

COBRA benefits to correspond to severance period

Payments require signature of a General Release; form of release to be developed prior to Treasure closing date

Code Section 280G Excise Tax Response	•	Best Net approach (i.e., get better of receiving all payments and paying Code Section 4999 excise tax or have payments cut-back, whichever is better for Executive on an after-tax basis)
Restrictive Covenants	• • • • • •

Nondisclosure

Confidentiality

Non-solicitation

Non-compete

Noncompete to include relevant company references applicable to Newco’s business at the time of termination

Restrictive covenants time period will be consistent with severance period

Relocation Expenses	•	If in the event relocation is required by the Company, standard relocation policy will apply based on location of Newco’s headquarters

Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone +1-866-744-7380 · Fax +1-704-885-2429 www.glatfelter.com

Provision	Proposal
Clawback	•	Any incentive-based compensation or other compensation paid to Executive, which is subject to recovery under any law, government regulation, stock exchange listing requirement, or policy adopted by Newco, will be subject to such deductions and clawback as may be required pursuant to such law, regulation, listing requirement, or policy
Protection	•	Executive to be provided D&O insurance consistent with Company coverage
Death & Disability	• • •	Prorated Bonus for year of termination based on Target performance and period worked Earned but unpaid prior year Bonus Equity in accordance with equity plan

IN WITNESS WHEREOF, the parties hereto have caused this term sheet to be executed and delivered as of the date first written above.

ACCEPTED AND AGREED:		GLATFELTER CORPORATION

By:	/s/ Tarun Manroa	By:	/s/ Eileen L. BeckTarun Manroa
	Tarun Manroa		Name:	Eileen L. Beck
			Title:	Senior Vice President, Global Human Resources & Administration

Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone +1-866-744-7380 · Fax +1-704-885-2429 www.glatfelter.com